Exhibit 99.1

NEWS RELEASE

Oncor Communications:  877.426.1616

Oncor Investor Relations: 214.486.6035

Oncor Reports Second Quarter 2024 Results

DALLAS (August 6, 2024) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended June 30, 2024 net income of $251 million compared to three months ended June 30, 2023 net income of $200 million. The $51 million increase was driven by higher revenues primarily due to updated interim rates to reflect increases in invested capital, increases in transmission billing units, higher customer consumption primarily attributable to weather, the new base rates implemented in May 2023 and customer growth, partially offset by higher costs associated with increases in invested capital (primarily borrowing costs and depreciation) and higher operation and maintenance (“O&M”) expense.

“Over a 21-day period in the months of May and June, tornados touched down in the Temple/Killeen area, a storm with straight line winds measuring as high as 95 miles per hour passed through the DFW metroplex, and additional storms impacted our East Texas region. I want to thank the 12,000 Oncor employees, contractors and off-system personnel who worked around the clock, restoring service to our customers as soon as safely possible,” Allen Nye, Oncor CEO said. “Oncor has also reached a settlement in principle with the parties to our system resiliency plan case. We hope to have the agreement documented and approved by the Public Utility Commission of Texas in the coming months. We believe the agreement will accomplish all of the benefits of our filed plan. We appreciate all of the parties’ constructive engagement, especially the Public Utility Commission of Texas Staff.”

Oncor’s reported net income of $476 million in the six months ended June 30, 2024 compared favorably to net income of $303 million in the six months ended June 30, 2023. The $173 million increase was driven by higher revenues primarily due to updated interim rates to reflect increases in invested capital, increases in transmission billing units, higher customer consumption primarily attributable to weather, the new base rates implemented in May 2023 and customer growth, and the write-off of rate base disallowances recorded in the first quarter of 2023, partially offset by higher costs

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com associated with increases in invested capital (primarily borrowing costs and depreciation) and higher O&M expense. Financial and operational results are provided in Tables A, B, C, D and E below.

Operational Highlights

In the three months ended June 30, 2024, Oncor increased its premise count by 20,000. The continued growth across Oncor’s transmission and distribution footprint resulted in the construction or upgrading of approximately 175 circuit miles of transmission lines and included 25 load-serving substation projects and 18 major switching station projects all being placed into service in the second quarter of 2024. Oncor received 98 new transmission point of interconnection (“POI”) requests in the three months ended June 30, 2024, an approximate seven percent increase over the same period in 2023. The majority of those new requests are from large commercial and industrial (“LC&I”) customers. At June 30, 2024, Oncor had a total of 814 active generation and LC&I transmission POI requests in queue as compared to 720 at June 30, 2023, representing a 13% increase. Generation customers represented 473 of those POI requests in queue of which 46% are solar, 43% are storage, 7% are wind, 3% are gas and 1% are other. LC&I requests come from customers across a diverse group of industries, including many with electricity loads that represent the potential for hundreds of megawatts of new electric load, such as artificial intelligence and data centers. Of the 341 active LC&I transmission POI requests in Oncor’s queue at June 30, 2024, approximately 25% of those projects represent large load customers that in the aggregate represent over 40 gigawatts of potential load.

Oncor is committed to enhancing the resiliency and reliability of its system. In May 2024, Oncor filed a system resiliency plan (“SRP”) with the Public Utility Commission of Texas (“PUCT”) for approval that, if fully implemented, Oncor believes will help mitigate the impact and duration of severe weather outages. Oncor’s SRP (PUCT Docket No. 56545) requests approval of approximately $2.9 billion in capital investment and $520 million in O&M expenses over a three-year period to enhance the resiliency of its transmission and distribution system. These capital investments would be incremental to Oncor’s previously announced $24.2 billion five-year capital plan for the 2024-2028 period. The SRP proposes various measures to address certain resiliency events, including extreme weather, which Oncor believes will provide a substantial reduction in outage minutes for customers, while also expanding and accelerating Oncor’s efforts around wildfire risk mitigation, physical security threats, cybersecurity threats, vegetation management and the expanded deployment of smart grid technologies. These investments, if approved, are expected to enable Oncor’s transmission and distribution system to better withstand and more quickly recover from the wide range of extreme weather conditions and other risks Oncor experiences across its diverse service area.

On August 5, 2024, Oncor filed a letter in the SRP proceeding noting that the parties have reached a settlement in principle and that the parties are working to finalize a written settlement agreement by August 16, 2024 for PUCT review and approval. A final order on Oncor’s SRP application is expected from the PUCT by the end of the year.

In late June, Oncor published its fifth annual Corporate Sustainability Overview, highlighting its sustainable business practices, including its efforts to enhance the resiliency and reliability of its system. The Corporate Sustainability Overview is available on Oncor’s website at oncor.com under the Investor Relations section.

Liquidity

As of August 5, 2024, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its existing credit facilities, commercial paper program and accounts receivable facility (“AR Facility”), totaled $2.2 billion.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of second quarter 2024 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2024 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

Three and Six Months Ended June 30, 2024 and 2023

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(U.S. dollars in millions)
Operating revenues	$1,492	$1,343	$2,950	$2,635

Operating expenses:
Wholesale transmission service	351	322	702	643
Operation and maintenance	295	271	594	534
Depreciation and amortization	261	242	518	482
Provision in lieu of income taxes	53	41	100	68
Taxes other than amounts related to income taxes	136	141	280	286
Write-off of rate base disallowances	-	-	-	55

Total operating expenses	1,096	1,017	2,194	2,068

Operating income	396	326	756	567
Other (income) and deductions – net	(16)	(5)	(30)	2
Non-operating benefit in lieu of income taxes	-	(2)	(1)	(8)
Interest expense and related charges	161	133	311	256
Write-off of non-operating rate base disallowances	-	-	-	14

Net income	$251	$200	$476	$303

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

Six Months Ended June 30, 2024 and 2023

	Six Months Ended June 30,
	2024	2023
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$476	$303
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	602	536
Write-off of rate base disallowances	-	69
Provision in lieu of deferred income taxes – net	57	23
Changes in operating assets and liabilities:
Accounts receivable	(202)	(78)
Inventories	(28)	(49)
Accounts payable – trade	162	(6)
Regulatory assets – deferred revenues	(51)	(120)
Regulatory assets – self-insurance reserve	(236)	(166)
Other assets and liabilities	(142)	19

Cash provided by operating activities	638	531

Cash flows – financing activities:
Issuances of senior secured notes	1,442	1,400
Repayments of senior secured notes	(500)	-
Borrowings under term loans	-	775
Repayments under term loans	-	(875)
Borrowings under AR Facility	540	425
Repayments under AR Facility	(400)	(100)
Borrowings under $500M Credit Facility	500	-
Net change in short-term borrowings	(282)	(198)
Contributions from members	480	221
Distributions to members	(251)	(255)
Debt discount, financing and reacquisition costs – net	(15)	(33)

Cash provided by financing activities	1,514	1,360

Cash flows – investing activities:
Capital expenditures	(2,196)	(1,890)
Sales tax audit settlement refund	56	-
Other – net	20	17

Cash used in investing activities	(2,120)	(1,873)

Net change in cash, cash equivalents and restricted cash	32	18
Cash, cash equivalents and restricted cash – beginning balance	151	98

Cash, cash equivalents and restricted cash – ending balance	$183	$116

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

At June 30, 2024 and December 31, 2023

	At June 30,	At December 31,
	2024	2023
	(U.S. dollars in millions)
ASSETS

Current assets:
Cash and cash equivalents	$20	$19
Restricted cash, current	32	24
Accounts receivable – net	1,150	944
Amounts receivable from members related to income taxes	23	4
Materials and supplies inventories – at average cost	369	341
Prepayments and other current assets	183	101

Total current assets	1,777	1,433
Restricted cash, noncurrent	131	108
Investments and other property	171	158
Property, plant and equipment – net	29,727	28,057
Goodwill	4,740	4,740
Regulatory assets	1,721	1,556
Right-of-use operating lease and other assets	153	142

Total assets	$38,420	$36,194

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$-	$282
Accounts payable – trade	811	600
Amounts payable to members related to income taxes	15	27
Accrued taxes other than amounts related to income	161	261
Accrued interest	127	117
Operating lease and other current liabilities	335	338

Total current liabilities	1,449	1,625
Long-term debt, noncurrent	14,862	13,294
Liability in lieu of deferred income taxes	2,412	2,320
Regulatory liabilities	2,951	3,000
Employee benefit plan obligations	1,430	1,442
Operating lease and other obligations	422	305

Total liabilities	23,526	21,986

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding 2024 and 2023 – 635,000,000	15,093	14,388
Accumulated other comprehensive loss	(199)	(180)

Total membership interests	14,894	14,208

Total liabilities and membership interests	$38,420	$36,194

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three, Six and Twelve Months Ended June 30, 2024 and 2023; mixed measures

	Twelve Months Ended June 30,		%
	2024	2023	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	70.4	69.4	1.4
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.0	1.1	(9.1)
Customer Average Interruption Duration Index (CAIDI) (non-storm)	72.6	63.6	14.2

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,008	3,933	1.9

	Three Months Ended June 30,		Increase	Six Months Ended June 30,		Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	652	552	100	677	582	95
Heating degree days	6	11	(5)	459	386	73

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2024	2023	Change	2024	2023	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	11,432	10,807	5.8	21,896	20,492	6.9
Commercial, industrial, small business and other	28,911	27,249	6.1	55,760	52,343	6.5

Total electric energy volumes	40,343	38,056	6.0	77,656	72,835	6.6

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

Three and Six Months Ended June 30, 2024 and 2023

	Three Months Ended June 30,		$	Six Months Ended June 30,		$
	2024	2023	Change	2024	2023	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Distribution base revenues
Residential (a)	$358	$307	$51	$687	$551	$136
Large commercial & industrial (b)	312	274	38	617	545	72
Other (c)	30	33	(3)	60	69	(9)

Total distribution base revenues (d)	700	614	86	1,364	1,165	199

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	263	238	25	525	488	37
Billed to REPs serving Oncor distribution customers, through TCRF	144	133	11	287	274	13

Total TCOS revenues	407	371	36	812	762	50

Other miscellaneous revenues	22	25	(3)	46	42	4

Total revenues contributing to earnings	1,129	1,010	119	2,222	1,969	253

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	351	322	29	702	643	59
EECRF and other revenues	12	11	1	26	23	3

Total revenues collected for pass-through expenses	363	333	30	728	666	62

Total operating revenues	$1,492	$1,343	$149	$2,950	$2,635	$315

(a)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 12.3% in the three months ended June 30, 2024 as compared to the three months ended June 30, 2023 and increased 20.1% in the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.

(b)

Depending on size and annual load factor, distribution revenues from LC&I customers are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(c)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(d)

The 14.0% increase in distribution base revenues in the three months ended June 30, 2024 as compared to the three months ended June 30, 2023 (12.1% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates, higher customer consumption primarily attributable to weather, new base rates implemented May 1, 2023 and growth in points of delivery. The 17.1% increase in distribution base revenues in the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 (15.0% increase on a weather-normalized basis) primarily reflects updated interim distribution cost recovery factor rates, new base rates implemented May 1, 2023, higher customer consumption primarily attributable to weather and growth in points of delivery.

About Oncor

Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4 million homes and businesses and operating more than 143,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner,

Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change and damage to Oncor’s system caused by severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, hazards customary to the industry, or other emergency events and the possibility that Oncor may not have adequate insurance to cover losses or third-party liabilities related to any such event; actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, supply chain disruptions, competition for goods and services, service provider availability, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns, particularly in the Electric Reliability Council of Texas, Inc. (“ERCOT”) region; ERCOT grid needs and ERCOT market conditions, including insufficient electric capacity within ERCOT or disruptions at power generation facilities that supply power within ERCOT; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and retiree benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.